UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Barrett Business Services, Inc.

(Name of Registrant as Specified In Its Charter)

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BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

May 1, 2017

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Barrett Business Services, Inc., to be held at 2:00 p.m., Pacific Time, on Thursday, June 1, 2017, at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662.

Matters to be presented for action at the meeting include the election of directors and ratification of selection of our independent auditors, as well as advisory votes to approve our executive compensation program and the frequency with which we will hold future advisory votes on executive compensation. We will also act on such other business as may properly come before the meeting or any postponements or adjournments thereof.

Earlier this year, Roger L. Johnson advised us of his plan to retire from the Board of Directors at the end of his current term. We wish to express our deep appreciation to Roger for his service as a director for more than 10 years—providing knowledge, experience, and wisdom during a period of significant growth and maturation in the face of unique stressors for our Company.

We look forward to speaking with those of you who are able to attend the meeting in person. Whether or not you can attend, please sign, date, and return your proxy as soon as possible, or follow the instructions for telephone or Internet voting on the accompanying proxy. If you do attend the meeting and wish to vote in person, you may revoke your proxy and vote personally.

Sincerely,

Michael L. Elich
President and Chief Executive Officer

BARRETT BUSINESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 1, 2017

You are invited to attend the annual meeting of stockholders (the "Annual Meeting") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), to be held at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662, on Thursday, June 1, 2017, at 2:00 p.m., Pacific Time.

Only stockholders of record at the close of business on April 17, 2017, will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of directors;
2.	An advisory vote to approve our executive compensation;
3.	An advisory vote on the frequency of holding future advisory votes on executive compensation;
4.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and
5.	The transaction of any other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or follow the instructions on the proxy for telephone or Internet voting, to avoid the expense of further solicitation. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

Gary E. Kramer
Secretary

Vancouver, Washington

May 1, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 1, 2017:

The proxy statement for the 2017 annual meeting of stockholders and 2016 annual report to stockholders are available at http://BarrettBusinessServices.Investorroom.com

BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board")) of Barrett Business Services, Inc., a Maryland corporation (the "Company"), to be voted at the annual meeting of stockholders to be held on June 1, 2017 (the "Annual Meeting"), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to stockholders on approximately May 1, 2017.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

When a proxy in the accompanying form is properly executed and returned, the shares represented will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR Items 1, 2 and 4 and FOR “1 Year” with respect to Item 3 in the accompanying Notice of Annual Meeting of Stockholders.

If you are a beneficial holder and do not provide specific voting instructions to your broker, the firm that holds your shares will not be authorized to vote your shares (known as a "broker non-vote") on non-routine matters under the New York Stock Exchange rules governing discretionary voting by brokers. Other than the ratification of the selection of our independent auditors, the action items being submitted to a vote at the Annual Meeting are not routine items. We encourage you to return your proxy promptly, or follow the instructions for telephone or Internet voting on the proxy, even if you plan to attend the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by a later-dated proxy received by the Company, or by attending the Annual Meeting and voting in person. The mailing address of the Company’s principal executive offices is 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. If your shares are held through a broker or other nominee, please follow their directions included with this proxy statement on how to vote your shares and, if necessary, how to change or revoke your voting instructions.

The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally or by telephone or email by our directors and officers without additional compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to stockholders. All costs of solicitation of proxies will be borne by the Company.

OUTSTANDING VOTING SECURITIES

The close of business on April 17, 2017, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had 7,251,524 shares of Common Stock, $.01 par value ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

ITEM 1 – ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our Charter and Bylaws authorize the Board to set the number of positions on the Board within a range of three to nine, with the current number fixed at eight. However, due to the retirement of Roger L. Johnson as a director at the end of his current term, the Board has approved a reduction in the number of positions on the Board to seven effective immediately following the Annual Meeting. Vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

Provided that a quorum is present at the Annual Meeting, a nominee will be elected if the nominee receives the affirmative vote of a majority of the total votes cast on his election (that is, the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Each of our director nominees is currently serving on the Board. Even if a nominee who is currently serving as a director is not re-elected, Maryland law provides that the director would continue to serve on the Board as a "holdover director." But under our Bylaws, if stockholders do not re-elect a director, the director is required to submit his resignation to the Board. In that event, our Nominating and Governance Committee (the "Nominating Committee") would recommend to the Board whether to accept or reject the resignation. The Board would then consider and act on the Nominating Committee's recommendation, publicly disclosing its decision and the reasons supporting it within 90 days following the date that the election results were certified.

A duly executed proxy will be voted FOR the election of the nominees named below, other than proxies marked to vote "against" or to "abstain" from voting on one or more nominees. Shares not represented in person or by proxy at the Annual Meeting, shares voted to "abstain," and broker non-votes, if any, will have no effect on the outcome of the election of directors.

The Board recommends that stockholders vote FOR each of the nominees named below to serve as a director until the next annual meeting of stockholders and his successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and ages as of April 1, 2017. All nominees for election as directors are current Board members.

Name	Principal Occupation	Age	Director Since
Thomas J. Carley	Co-founder, Portal Capital, an investment management company	58	2000

Thomas B. Cusick	Executive Vice President and Chief Financial Officer of Columbia Sportswear Company, an outdoor apparel, footwear, accessories, and equipment company listed on the Nasdaq Global Select Market	49	2016

Michael L. Elich	President and Chief Executive Officer of the Company	52	2011

James B. Hicks, Ph.D.	Professor of Research in Biological Sciences, University of Southern California	70	2001

Jon L. Justesen	Co-owner and Chief Executive Officer of Justesen Ranches located in eastern Oregon	65	2004

Anthony Meeker	Retired Managing Director of Victory Capital Management, Inc., Cleveland, Ohio, an investment management firm	78	1993

Vincent P. Price	Executive Vice President and Chief Financial Officer of Cambia Health Solutions, a nonprofit health insurance corporation	53	2017

The Nominating Committee evaluates the Board’s membership from time to time in determining whether to recommend that incumbent directors be nominated for re-election. In this regard, the Nominating Committee considers whether the professional and educational background, business experience and expertise represented on the Board as a whole enables it to satisfy its oversight responsibilities in an effective manner.

The experience, qualifications, attributes and skills of each director of the Company, including his business experience during the past five years, are described below.

Thomas J. Carley has acted as principal of Portal Capital, an investment management company that he co-founded, since July 2006, with responsibility for all of Portal Capital’s financial duties. He served as the Company’s interim Principal Financial and Accounting Officer from March 4, 2016 until August 10, 2016, and remained an employee of the Company through August 31, 2016. Mr. Carley has an MBA from the University of Chicago Graduate School of Business, with an emphasis in Accounting and Finance, and an A.B. degree in Economics and Classics from Dartmouth College. He is also a director of Urth Organic Corporation, a distributor of organic agricultural products.

Mr. Carley brings financial expertise to the Company and the Board through his prior experience in the areas of public accounting and financial analysis, including experience as an accountant with Price Waterhouse & Co., now known as PricewaterhouseCoopers LLP, as well as President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years in the 1990’s. Mr. Carley served as Chair of the Board’s Audit and Compliance Committee from 2002 until March 4, 2016, and also served as a member of the Compensation Committee for several years until March 4, 2016. He is currently Chair of the Board’s Risk Management Committee created in January 2017.

Thomas B. Cusick has served as Executive Vice President and Chief Financial Officer of Columbia Sportswear Company, an outdoor and active lifestyle apparel and footwear company listed on the Nasdaq Global Select Market, since 2009. From 2002 to 2009, he served as Vice President, Corporate Controller and Chief Accounting Officer of Columbia. Prior to joining Columbia, Mr. Cusick spent seven years with Cadence Design Systems, Inc., a public company that develops system design enablement solutions, and certain of its subsidiaries. He began his career at the public accounting firm of KPMG, LLP. Mr. Cusick is a certified public accountant. He received a B.S. degree in accounting from the University of Idaho.

Mr. Cusick brings financial expertise to the Board through his experience as an executive officer of a public company, his work with public company audit committees, and as a certified public accountant. Mr. Cusick was identified as a potential candidate for director by a third-party search firm retained by the Nominating Committee.

Michael L. Elich joined the Company in October 2001 as Director of Business Development. He was appointed Vice President and Chief Operating Officer in May 2005. He was appointed interim President and Chief Executive Officer in January 2011 upon the death of William W. Sherertz. Effective February 17, 2011, Mr. Elich was elected to the Board and his position as President and Chief Executive Officer was confirmed. From 1995 to 2001, Mr. Elich served as Executive Vice President and Chief Operating Officer of Skills Resource Training Center, a staffing services company with offices in Oregon, Washington and Idaho that was later acquired by the Company in 2004. Mr. Elich graduated from Montana State University with a B.S. degree in Economic Science. He is a member of Tournament Golf Foundation, a non-profit organization that has donated more than $14 million to children’s charities since its inception in 1972.

Mr. Elich brings to the Board his deep knowledge of the Company’s operations and industry and significant management experience.

James B. Hicks, Ph.D., has been Professor of Research in Biological Sciences at the University of Southern California since 2014. From 2004 until 2016, Dr. Hicks was Professor of Biomedical Research at Cold Spring Harbor Laboratory in New York. He is a co-founder and director of Virogenomics, Inc., a private biotechnology company located in the Portland, Oregon metropolitan area, for which he previously served as Chief Technology Officer. Dr. Hicks was a director of AVI BioPharma, Inc. (now Sarepta Therapeutics, Inc.), from 1997 until October 2007 and a member of AVI BioPharma, Inc.’s audit committee and chair of its compensation committee. Between 1990 and 2006,

Dr. Hicks co-founded five biotech or internet companies. He completed a postdoctoral program at Cornell University, received a Ph.D. from the University of Oregon, and received a B.A. degree from Willamette University.

Through his experience with other public companies, Dr. Hicks provides valuable business and financial insight to the Board. He is chair of the Board’s Compensation Committee.

Jon L. Justesen is co-owner and Chief Executive Officer of Justesen Ranches, which operates in four counties in two states. He is also owner and President of Buckhollow Ranch, Inc., and has 35 years of experience creating wealth as a private investor. During Mr. Justesen’s 40 plus years of successfully growing and managing agribusinesses in eastern Oregon, he has overseen operations involving timber, wheat and cattle production, property management and development, and resource-based recreational activities.

Mr. Justesen brings to the Board leadership and business management skills developed during his lifelong career managing substantial ranching operations. He also provides the Company with connections to potential customers through his personal network of business contacts developed in several geographic markets in which the Company operates. Mr. Justesen is chair of the Board’s Nominating Committee.

Anthony Meeker serves as Chairman of the Board. He retired in 2003 as a Managing Director of Victory Capital Management, Inc. (formerly known as Key Asset Management, Inc.), where he was employed for 10 years. Mr. Meeker was previously a director of First Federal Savings and Loan Association of McMinnville, Oregon and Oregon Mutual Insurance. He also serves on the board of two charitable organizations, MV Advancements, which provides employment, residential, and community services to clients with disabilities, and Oregon State Capitol Foundation. From 1987 to 1993, Mr. Meeker was Treasurer of the State of Oregon. His duties as state treasurer included investing the assets of the state, including the then $26 billion state pension fund, managing the state debt, and supervising all cash management programs. Mr. Meeker also managed the workers compensation insurance reserve fund of the State Accident Insurance Fund, providing oversight to ensure adequate actuarial reserves. He received a B.A. degree from Willamette University.

Mr. Meeker’s experience in the insurance industry assists the Company in managing risk with respect to workers’ compensation and overseeing its captive insurance subsidiaries. Mr. Meeker also brings leadership skills and a unique insight as a result of his public service as state treasurer and service on other corporate boards.

Vincent P. Price is Executive Vice President and Chief Financial Officer of Cambia Health Solutions, a nonprofit corporation headquartered in Portland, Oregon, and dedicated to transforming health care by creating a person focused and economically sustainable system through health insurance plans and related products and services. Mr. Price joined Cambia in 2009. Prior to joining Cambia, he spent 15 years as a senior finance executive with Intel Corporation, a leader in the design and manufacturing of advanced integrated digital technology platforms, followed by seven years as a consultant to start-up companies. He serves on the board of trustees of BCS Financial’s Plan Investment Fund and the Oregon Health Sciences University Foundation. He also is a founding member and treasurer of the Children's Heart Foundation, Oregon Chapter. He received his bachelor's degree in business from South Dakota State University. His Master of Business Administration is from Arizona State University.

Mr. Price brings his business and financial experience to the Board. Mr. Price was identified as a potential candidate for director by a third-party search firm retained by the Nominating Committee.

The Board recommends that stockholders vote FOR each of the nominees named above.

Litigation Involving Directors and Officers

As described below and in more detail in Item 3. "Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 (the "2016 Form 10-K"), the Company has been involved in certain legal proceedings that also may involve our directors and certain officers.

In November 2014, three purported class action lawsuits were filed in the United States District Court for the Western District of Washington against the Company and Michael L. Elich, our Chief Executive Officer, and James D. Miller, former Chief Financial Officer. The lawsuits were consolidated into a single action captioned In re Barrett Business Services Securities Litigation. The litigation was settled in late 2016.

On June 17, 2015, a shareholder derivative lawsuit was filed against the Company, its then directors and certain of its officers and a former officer in the Circuit Court for Baltimore City, Maryland. The complaint alleges breaches of fiduciary duty, unjust enrichment and other violations of law and seeks recovery of various damages, as well as the proceeds of sales of Common Stock by certain of the Company's officers and directors in 2013 and 2014. The Company's motion to dismiss the lawsuit is pending.

The Company is continuing to cooperate with investigations into accounting and related issues brought by the Securities and Exchange Commission (the "SEC") and the U.S. Department of Justice.

We have indemnification agreements with each of our current directors and certain of our executive officers and a former officer, under which we are generally required to indemnify each such director or officer against expenses, including attorney fees, judgments, fines and settlements, arising from the claims described above (subject to certain exceptions, including liabilities resulting from conduct committed in bad faith or active and deliberate dishonesty or resulting in actual receipt of an improper personal benefit in money, property, or services). For a more detailed discussion of indemnification of our directors and officers, see "Related Person Transactions" below.

Meetings and Committees OF THE BOARD OF DIRECTORS

The Board held 15 meetings in 2016. Each director attended at least 75% of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served during his respective periods of service in 2016.

The Company does not have a policy regarding directors' attendance at the Company's annual meeting of stockholders. All of the then incumbent directors attended last year's annual meeting.

The Board has determined that Messrs. Cusick, Hicks, Johnson, Justesen, Meeker, and Price are independent directors as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market.

Board Leadership Structure

Michael L. Elich has served as the Company's Chief Executive Officer since January 20, 2011, and as a director since February 17, 2011. Anthony Meeker, a long-time outside director of the Company, serves as Chairman of the Board. Mr. Meeker is an ex officio member of each Board committee of which he is not a voting member.

Each of our directors other than Messrs. Elich and Carley, including each member of the Board’s audit, nominating and compensation committees, is an independent director under the Nasdaq listing rules. The outside directors also meet at least two times per year in executive session without the President and Chief Executive Officer or other management being present.

The Board believes that its leadership structure reflecting the separation of the Chairman and Chief Executive Officer positions serves the best interests of the Company and its stockholders by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company's management is responsible for identifying, assessing and managing the material risks facing the Company. The Board has historically performed an important role in the review and oversight of risk, and generally oversees risk management practices and processes. The Board, either as a whole or through the Audit Committee, the Risk Management Committee created in January 2017, and other Board committees, periodically discusses with management strategic and financial risks associated with the Company's operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board's committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit and Compliance Committee (the "Audit Committee") focuses on financial and enterprise risk and, through discussions by the Committee or its Chair with management, the Company's director of insurance, its outside actuarial consultants and actuary, and its independent registered public accounting firm, oversees the Company's policies and practices with respect to risk and particular areas of risk exposure, including with respect to the Company's workers' compensation liabilities. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company's compliance and ethics programs. The Nominating Committee oversees the functioning of the Board and its committees, the Company's corporate governance practices, and succession planning for the Company's executive positions. The Compensation Committee monitors the Company's incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk. The Risk Management Committee oversees the Company's workers' compensation insurance and other insured and self-insured risks, as well as risks associated with the Company's investment portfolio and information technology.

Audit and Compliance Committee

The Audit Committee reviews and pre-approves audit and legally-permitted non-audit services provided by the Company's independent registered public accounting firm (the "independent auditors"), makes decisions concerning the engagement or discharge of the independent auditors, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls, and the quality of financial reporting. The Audit Committee also oversees the Company's Code of Business Conduct and Code of Ethics for Senior Financial Officers. It reviews for potential conflicts of interest, and determines whether or not to approve, any transaction by the Company with a director or officer (including their family members) that would be required to be disclosed in the Company's annual proxy statement. The Audit Committee held 14 meetings in 2016.

The current members of the Audit Committee are Messrs. Meeker (chair), Cusick, Hicks, and Johnson. Mr. Carley was a member of the Audit Committee until March 4, 2016. The Board has determined that Thomas B. Cusick is qualified to be an "audit committee financial expert" as defined by the SEC's rules under the Securities Exchange Act of 1934 (the "Exchange Act"). The Board has also determined that each current member of the Audit Committee meets the financial literacy and independence requirements for audit committee membership specified in applicable rules of the SEC under the Exchange Act and in listing standards applicable to companies listed on The Nasdaq Stock Market. The Audit Committee's activities are governed by a written charter, a copy of which is available on the Company's website at www.barrettbusiness.com in the "Investor Relations" section.

Compensation Committee

The Compensation Committee reviews the compensation of executive officers of the Company and makes recommendations to the Board regarding base salaries and other forms of compensation to be paid to executive officers, including decisions to grant options and other stock-based awards. The current members of the Compensation Committee are Dr. Hicks (chair) and Messrs. Cusick and Justesen, each of whom is "independent" as defined in       Rule 5605(a)(2) and Rule 5605(d)(2)(A) of the listing standards for companies listed on The Nasdaq Stock Market. Mr. Carley was a member of the Compensation Committee until March 4, 2016, when he was appointed interim Principal Financial and Accounting Officer of the Company. Mr. Johnson also served on the Compensation Committee during 2016. The Compensation Committee held eight meetings in 2016.

The Compensation Committee's responsibilities are outlined in a written charter, a copy of which is available on the Company's website at www.barrettbusiness.com in the "Investor Relations" section. The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers and directors. Its specific duties include reviewing the Company's cash incentive and equity compensation programs for executive officers and director compensation arrangements, and recommending changes to the Board as it deems appropriate. In the course of reviewing the Company's compensation policies and practices, the Compensation Committee has considered whether the Company's compensation program encourages employees to take risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the Company's compensation program is not likely to have that effect.

The Chief Executive Officer reviews the performance of each executive officer (other than himself) and may make recommendations to the Compensation Committee regarding salary adjustments, stock-based awards and the selection, target amounts and satisfaction of performance goals for cash and stock incentive awards. The Company's Chief Financial Officer may attend meetings of the Compensation Committee at the invitation of the Committee chair to provide information relevant to the Committee's determination of the satisfaction of corporate performance goals tied to cash and stock incentive compensation and the development of appropriate corporate performance targets for future awards of incentive compensation, as well as financial and accounting issues associated with the Company's executive compensation program. The Compensation Committee is responsible for annually evaluating the CEO's performance and establishing his base salary and incentive compensation. If present at a Compensation Committee meeting, the CEO and CFO are each excused during discussions of his compensation. The Compensation Committee exercises its own discretion in accepting or modifying the CEO's recommendations regarding the performance and compensation of the Company's other executive officers. The Compensation Committee also administers the Company's stock incentive plans.

The Compensation Committee, as it deems appropriate and as permitted by applicable law, may delegate its responsibilities to a subcommittee. The Compensation Committee has delegated authority, within specified limits, to the CEO to make stock-based awards in his discretion to corporate and branch personnel who are not executive officers under the Company's 2015 Stock Incentive Plan, which was approved at the 2015 annual meeting of stockholders, and previously under the 2009 Stock Incentive Plan.

Under its charter, the Compensation Committee has the sole authority to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. During 2013, the Compensation Committee retained Mercer, a nationally-recognized compensation consultant, to provide advice regarding the Company's executive compensation plans, policies and practices. Before engaging Mercer, the Compensation Committee solicited information from Mercer regarding any potential conflicts of interest and determined that no conflicts existed.

In 2013, Mercer provided advice to the Compensation Committee regarding the composition of an appropriate industry peer group and benchmarks to assist in analyzing the Company's competitive position with respect to executive compensation and market survey data supporting compensation packages. Mercer also assisted the Compensation Committee in developing the structure, parameters and components of performance-based annual cash incentive compensation, which culminated in the adoption of a new Annual Cash Incentive Award Plan in March 2014. The performance goals under the new plan were approved by the stockholders at the 2014 annual meeting.

In 2016, the Compensation Committee engaged Mercer to provide updated survey data and recommendations regarding the Company's compensation arrangements for executive officers and non-employee directors. Based on information provided by Mercer, the Compensation Committee again determined that Mercer had no conflicts of interest and could serve as an independent consultant.

Compensation Committee Interlocks and Insider Participation

Messrs. Carley, Hicks, Johnson, and Justesen served on the Compensation Committee during 2016. Mr. Carley served on the Compensation Committee until March 4, 2016, when he was appointed interim Principal Financial and Accounting Officer of the Company. Mr. Johnson served on the Compensation Committee until January 6, 2017. During 2016, none of the Company's executive officers served on the board of directors of any entity whose directors or officers serve on our Compensation Committee.

Nominating and Governance Committee

The Nominating Committee evaluates and recommends candidates for nomination by the Board in director elections and otherwise assists the Board in determining and evaluating the composition of the Board and its committees. The Nominating Committee is also responsible for developing corporate governance policies, principles and guidelines for the Company and succession planning with respect to the Company's executive officers. The current members of the Nominating Committee are Messrs. Justesen (chair), Hicks, Meeker, and Price. Messrs. Carley and Johnson also served on the Nominating Committee during 2016. The Nominating Committee held five meetings in 2016.

The Board has determined that each current member of the Nominating Committee is an independent director as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market. The Nominating Committee is governed by a written charter, which is available on the Company's website at www.barrettbusiness.com in the "Investor Relations" section.

The Nominating Committee does not have any specific, minimum qualifications for director candidates or a policy regarding the consideration of diversity in identifying nominees for director. In evaluating potential director nominees, the Nominating Committee will consider:

•	The candidate’s ability to commit sufficient time to the position;
•	Professional and educational background that is relevant to the financial, regulatory, industry and business environment in which the Company operates;
•	Demonstration of ethical behavior;
•	Whether the candidate contributes to the goal of bringing diverse perspectives, business experience, and expertise to the Board; and
•	The need to satisfy independence and financial expertise requirements relating to Board and committee composition.

The Nominating Committee relies on its periodic evaluations of the Board in determining whether to recommend nomination of current directors for re-election. The Nominating Committee polls current directors for suggested candidates when called upon to identify new director candidates, because of a vacancy or a decision to expand the Board. In the fall of 2015, the Nominating Committee engaged a national executive search firm with the goal of adding two or more individuals to the Board with expertise and experience in the governance of public companies, including an independent oversight perspective at the board level, service on an audit committee, and public company accounting and auditing.  With the assistance of the executive search firm in identifying and evaluating potential candidates, the Nominating Committee considered and interviewed several individuals during 2016. Messrs. Cusick and Price were appointed to the Board as a result of these efforts.

The Nominating Committee will also consider director candidates suggested by stockholders for nomination by the Board. Stockholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Nominating Committee Chair c/o Corporate Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources.

DIRECTOR COMPENSATION FOR 2016

The following table summarizes compensation paid to the Company’s outside directors for services during 2016. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2016.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation(4)	Total
Thomas J. Carley(5)	$—	$—	$—	$—
Thomas B. Cusick	$12,829	$—	$—	$12,829
James B. Hicks, Ph.D.	$71,250	$49,989	$88,875	$210,114
Roger L. Johnson	$72,917	$49,989	$—	$122,906
Jon L. Justesen	$66,250	$49,989	$88,875	$205,114
Anthony Meeker	$102,500	$99,978	$41,475	$243,953

(1)

Directors (other than directors who are full-time employees of the Company, who do not receive directors’ fees) are entitled to receive an annual retainer payable monthly in cash. For 2016, the annual retainer was $50,000 for each outside director other than the Chairman of the Board, whose annual retainer was $90,000, while committee chairs and committee members received annual retainers as follows: Audit Committee, $15,000 and $7,500; Compensation Committee, $10,000 and $5,000; Nominating Committee, $7,500 and $3,750; and Investment Committee, $7,500, and $3,750.

(2)

Reflects the grant date fair value of 1,256 restricted stock units ("RSUs") granted to each director (2,512 for Mr. Meeker) based on the closing share price on the grant date, July 1, 2016, of $39.80 per share. Each RSU represents a contingent right to receive one share of the Company’s Common Stock. The RSUs vest in four equal annual installments beginning on July 1, 2017, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date.

(3)

At December 31, 2016, the Company’s outside directors held RSUs as follows: Mr. Carley, 1,723 shares;      Dr. Hicks, 2,979 shares; Mr. Johnson, 2,979 shares; Mr. Justesen, 2,979 shares; and Mr. Meeker, 4,235 shares. Also as of that date, the Company’s outside directors held stock options as follows: Mr. Carley, 15,875 shares; Dr. Hicks, 13,875 shares; Mr. Johnson, 9,000 shares; Mr. Justesen, 9,000 shares; and Mr. Meeker, 9,000 shares.

(4)

Paid in cash in July 2016 in an amount equal to the spread on stock options granted in 2005 that directors had erroneously been advised would not expire but in fact expired on July 1, 2015, based on the difference between the exercise price ($15.20) and the closing price of the Common Stock on July 1, 2015 ($38.90).

(5)

Mr. Carley served as an employee of the Company from March 4, 2016, through August 31, 2016. See "Executive Compensation" below for information regarding his compensation as a director, executive officer, and employee of the Company during 2016.

CODE OF ETHICS

The Company has adopted a Code of Ethics for Senior Financial Officers ("Code of Ethics"), which is applicable to the Company's principal executive officer, principal financial officer, and principal accounting officer. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in financial reports of the Company, and compliance with applicable laws and regulations. The Code of Ethics is included as part of the Company's Code of Business Conduct, which is generally applicable to all of the Company's directors, officers, and employees. The Code of Business Conduct is available on the Company's website at www.barrettbusiness.com in the "Investor Relations" section.

Background and Experience of Executive Officers

In addition to Mr. Elich, whose background information is presented above under "Background and Qualifications of Directors," Gary E. Kramer, Gregory R. Vaughn, Gerald R. Blotz, and Heather E. Gould currently serve as executive officers of the Company.

Gary E. Kramer, age 37, joined the Company on August 1, 2016, as Vice President – Finance and serves as the Company’s Chief Financial and Accounting Officer. Prior to joining the Company, Mr. Kramer served as Senior Vice President for Global Services at Chubb Limited (formerly ACE Limited) beginning in 2013. In this role, Mr. Kramer led the Global Services team to support the growth of multinational businesses and meet the complex underwriting and servicing needs of large multinational customers. He also oversaw the delivery of sophisticated risk management products, programs, and services through all lines of business underwritten for global programs of U.S.-based companies. Between 2004 and 2013, Mr. Kramer held a variety of positions within the ACE Group companies, including Divisional Financial Officer of ACE Financial Solutions, Inc., and Senior Financial Analyst with ACE North America. Other positions held by Mr. Kramer during his career include Senior Accountant at Admiral Insurance Company from 2002 until 2004, and Treasury Analyst at Kimble Glass from 2000 until 2002.

Gregory R. Vaughn, age 61, has served as an officer of the Company since 1998. He joined the Company in July 1997 as Operations Manager. Mr. Vaughn was appointed Vice President in January 1998 and Chief Administrative Officer in February 2012. He was promoted to Chief Operating Officer-Corporate Operations in May 2014. Prior to joining the Company, Mr. Vaughn was Chief Executive Officer of Insource America, Inc., a privately-held human resource management company headquartered in Portland, Oregon, for approximately one year. Mr. Vaughn has also held senior management positions with Sundial Time Systems, Inc., and Continental Information Systems, Inc. Previously, Mr. Vaughn was employed as a technology consultant by Price Waterhouse & Co.

Gerald R. Blotz, age 47, joined the Company in May 2002 as Area Manager of the San Jose branch office. Mr. Blotz was promoted to Vice President, Chief Operating Officer-Field Operations in May 2014. Prior to joining BBSI, Gerald was President and Chief Operating Officer of ProTrades Connection, where he was instrumental in building ProTrades to 44 offices in four states.

Heather E. Gould, age 43, joined the Company in March 2012 as Director of Marketing. In March 2015, she was promoted to Executive Director of Strategic Alignment. Then, in January 2017, she was promoted to Vice President and Chief Strategy Officer. Before joining the Company, Ms. Gould was Account Director at HMH Agency, an integrated communications agency in Portland, Oregon. During her 22-year career, Ms. Gould has held various positons in advertising, brand strategy and marketing with multiple creative agencies, including Deutsch LA, Arnold Worldwide and WireStone, as well as a number of smaller agencies. During that time, she led and collaborated on multiple business-to-business and consumer-facing initiatives for clients such as Apple, Intel, HP, Kaiser Permanente, Mitsubishi Motors, Volkswagen and the National Australia Bank.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 1, 2017, by each director, by each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below, and by all current directors and executive officers of the Company as a group. In addition, it provides information, including names and addresses, about each other person or group known to the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.

Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and dispositive power.

Five Percent Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent
JPMorgan Chase & Co.(2)	740,961	10.2%
Heartland Advisors, Inc.(3)	540,670	7.5%
BlackRock, Inc.(4)	435,762	6.0%

Directors and Named Executive Officers	Amount and Nature of Beneficial Ownership(1)		Percent
Gerald R. Blotz	23,113		*
Thomas J. Carley	40,205	(5)(6)	*
Thomas B. Cusick	—		—
Michael L. Elich	153,683		2.1%
James B. Hicks, Ph.D.	26,462		*
Roger L. Johnson	17,329		*
Jon L. Justesen	42,828		*
Gary E. Kramer	—		—
Anthony Meeker	18,224	(6)	*
James D. Miller(7)	24,902		*
Vincent P. Price	—		—
Gregory R. Vaughn	126,948		1.7%
All current directors and executive officers as a group (12 persons)	450,987		6.0%

*	Less than 1% of the outstanding shares of Common Stock.

(1)

Includes 1,939 restricted stock units held by Mr. Blotz vesting on May 2, 2017, and options to purchase Common Stock exercisable within 60 days following April 1, 2017, as follows: Mr. Blotz, 13,750 shares; Mr. Carley, 4,626 shares; Mr. Elich, 76,250 shares; Dr. Hicks, 12,626 shares; Mr. Johnson, 7,751 shares; Mr. Justesen, 7,751 shares; Mr. Meeker, 7,751 shares; Mr. Vaughn, 72,500 shares; and all current directors and executive officers as a group, 203,005 shares.

(2)

Based on information contained in the Schedule 13G amendment filed on January 11, 2017, by JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017, reporting sole voting power as to 636,390 shares and sole dispositive power as to 731,661 shares.

(3)

Based on information contained in the Schedule 13G amendment filed on February 2, 2017, by Heartland Advisors, Inc., and its Chairman, William J. Nasgowitz, 789 North Water Street, Milwaukee, Wisconsin 53202, reporting shared voting power as to 529,735 shares and shared dispositive power as to 540,670 shares, including 500,000 shares or 6.9% of the outstanding Common Stock, held by the Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company.

(4)

Based on information contained in the Schedule 13G amendment filed on January 18, 2017, by BlackRock, Inc., 55 East 52nd Street, New York, New York 10022, reporting sole voting power as to 426,130 shares and sole dispositive power as to 435,762 shares.

(5)	Includes 3,002 shares owned by Mr. Carley's spouse.

(6)	Includes shares pledged as collateral for margin accounts with brokerage firms as follows: Mr. Carley, 27,107 shares; and Mr. Meeker, 600 shares.

(7)	Mr. Miller ceased to be an officer of the Company on March 3, 2016.

Anti-Hedging Policy

The Company has adopted an Anti-Hedging Policy, which is applicable to the Company’s directors and executive officers, and prohibits them from directly or indirectly engaging in hedging against future declines in the market value of any Company securities through the purchase of financial instruments designed to offset such risk. Executive officers and directors who fail to comply with the policy are subject to Company-imposed sanctions, which may include a demotion in position, reduced compensation, restrictions on future participation in cash or equity incentive plans, or termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by Section 16 "reporting persons," including directors, executive officers, and certain holders of more than 10% of the outstanding Common Stock. To the Company's knowledge, based solely on a review of the copies of Forms 3, 4, and 5 (and amendments thereto) filed with the SEC and written representations by the Company's directors and executive officers, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during 2016 on a timely basis, other than one late report filed by Gerald Blotz, an executive officer of the Company, reporting the vesting and settlement of restricted stock units.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers

The Board has adopted stock ownership guidelines such that each non-employee director is expected to own shares of BBSI common stock with a value equal to at least three times the regular annual cash retainer, currently $50,000, within three years of first being elected. The value of shares owned is calculated quarterly based on the higher of current market price or the average daily closing price for the preceding 12 months. Any shortfall resulting from an increase in the annual cash retainer or a decrease in the stock trading price (or both) is expected to be cured within two years following the end of the quarter in which the resulting required increase in share ownership first occurred.

In June 2016, the Board also adopted a policy on stock ownership for the Company's executive officers. Under the policy, executive officers will have five years from the later of July 1, 2016, and the date the officer is notified of his or her selection, to achieve and maintain ownership of shares of Common Stock with a value equal to at least three times the officer's annual base salary. Shares will be valued at the greater of the then current market price and the original purchase price. Until the minimum ownership level is reached, the officer is expected to retain at least 50 percent of the shares of Common Stock received upon exercise of an option or vesting of RSUs and performance shares, after payment of the exercise price and withholding and payroll taxes. Participants who are not in compliance will not be permitted to sell or dispose of shares, except as described in the preceding sentence, until they reach the required ownership level. The Nominating Committee may make an exception in its sole discretion in the case of financial hardship.

ITEM 2 – ADVISORY VOTE TO APPROVE COMPENSATION OF OUR EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") included a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also included a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2011 annual meeting, the Company's stockholders approved the Board's recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of the Company's executive officers again this year.

The Compensation Committee believes that executive compensation should align with the stockholders' interests, without encouraging excessive or unnecessary risk. This compensation philosophy and the program structure approved by the Compensation Committee are central to the Company's ability to attract, retain, and motivate individuals who can achieve our goals and provide stability in leadership. Our philosophies and goals with respect to compensation are explained in detail below under the subheading "Executive Compensation – Compensation Discussion and Analysis – Compensation Philosophy and Objectives." A detailed description of compensation paid to our named executive officers in 2016 follows that discussion and analysis.

This advisory vote, which is not binding on the Company, the Compensation Committee, or the Board, is intended to address the overall compensation of our executive officers and the policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

"RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved. "

The above-referenced disclosures appear below under the heading "Executive Compensation" in this proxy statement.

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

   ITEM 3—ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Act, every six years the Company is required to provide stockholders the opportunity to vote, on an advisory, non-binding basis, on how frequently they would like the Company to hold an advisory vote on the compensation of executive officers as provided in Item 2 above. In accordance with this requirement of the Dodd-Frank Act, we are holding an advisory vote on the frequency of future stockholder advisory votes on our executive compensation program. At the 2011 annual meeting, the stockholders approved the Board's recommendation that an advisory vote on executive compensation be conducted annually.

After consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation annually is appropriate for the Company and its stockholders at this time. Stockholders are not being asked to approve or disapprove of the Board's recommendation. Instead, you are being asked to choose one of four options regarding this proposal, as reflected in the proxy card. You may vote for us to hold advisory votes on named executive officer compensation every one, two or three years, or you may abstain from voting on the matter.

The Board of Directors recommends the option of "1 YEAR" for future advisory votes on executive compensation. The option that receives the highest number of advisory votes cast by stockholders will be the frequency for the advisory vote on executive compensation deemed to have been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

As the vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders (but not less often than once every three years). However, we value the opinions of our stockholders and will take the outcome of the advisory vote into account in deciding how often to hold an advisory vote on executive compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (for purposes of this section, the "Committee") has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable, and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term strategic goals by the Company. The principles underlying our compensation policies are:

•	To attract, motivate, and retain high-quality executive officers;
•	To provide competitive compensation relative to compensation paid to similarly situated executives; and
•	To align the interests of executives with our overall risk profile to build long-term stockholder value.

The Committee has taken steps over the past several years to cause the Company's incentive compensation program to qualify in substantial part as performance-based compensation under Internal Revenue Code Section 162(m). See "Tax Deductibility of Executive Compensation" below.

At the 2016 annual meeting of stockholders, more than 97% of the votes cast with respect to the advisory vote on executive compensation approved the compensation of the Company's named executive officers. The Committee took this indication of support into consideration in reviewing the Company's executive compensation program. Our executive compensation program processes are consistent with those established by the Committee and are monitored by the Company’s finance functions.

2016 Executive Compensation Components. For the fiscal year ended December 31, 2016, the principal components of compensation for executive officers were:

•	Base salary;
•	Target annual cash incentive compensation, including both performance-based compensation and discretionary bonuses;
•	Grants of restricted stock units; and
•	Grants of performance share awards.

Base Salary

Salary levels of executive officers are reviewed periodically by the Committee and the CEO as part of the performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries for executives in 2016, the Committee primarily considered:

•	The Committee’s analyses of competitive compensation practices, including available market data;
•	Scope of responsibilities, including leadership, experience, skills, expertise, and knowledge; and
•	Individual performance and contributions to the Company’s financial and strategic objectives.

In light of the significant increases in executive officer base salaries that were approved for 2014, the Committee determined not to adjust annual salary levels for existing executive officers for 2016, as had also been the decision for 2015.  When Mr. Kramer was hired as the Company’s new CFO in August 2016, his annual salary level was set at the same level ($400,000) as the other executive officers other than the CEO.

Annual Cash Incentive Compensation

The Company's executive officers were eligible to receive annual cash bonuses following year end for services during 2016. The target bonus amounts were set by the Committee in March 2016 as follows: Mr. Elich, $560,000; Mr. Vaughn, $280,000; and Mr. Blotz, $280,000.  Mr. Kramer’s bonus opportunity was set at 75% of base salary paid during 2016. Of the total bonus opportunity, 75% was awarded under the Company's Annual Cash Incentive Award Plan based on achievement of objective corporate performance goals selected by the Committee from among the goals approved by the Company's stockholders in 2014. The other 25% of the total bonus opportunity was reserved for award in the Committee's discretion based on its subjective assessment of each officer's performance during 2016.

Achievement above or below established target levels for the corporate financial metrics results in an upward or downward adjustment in the cash incentive amount payable for corporate level goals. The adjustment is calculated based on a defined factor (2.5% for 2016) multiplied by the percentage by which the actual achievement of a given metric is above or below the target level. If the Company fails to achieve a specified financial target at the 80% level or above, no part of the cash incentive associated with that metric is earned. The maximum cash incentive payable is 200% of the target amount.  An executive must remain employed by the Company through the date of the Committee's determination of performance to be eligible to receive annual cash incentive payouts.

In March 2016, the Compensation Committee had determined that the corporate portion of the annual cash incentive would be based 50% on achievement of earnings before interest, taxes, depreciation, and amortization ("EBITDA") and 50% on achievement of non-GAAP gross revenues.  On March 31, 2017, the Committee finalized its determination of the extent to which the corporate level goals for 2016 had been satisfied. It determined that non-GAAP gross revenues in 2016 were $4,692,886,835, or 93.6% of the target level set for 2016.  The Committee also determined that, due to significant non-recurring adjustments to EBITDA in both 2015 and 2016, the EBITDA goal for 2016 set by the Committee in early 2016 was no longer relevant.  Accordingly, the Committee determined to award no cash incentive payout with respect to the EBITDA goal for 2016.  The actual cash incentive payouts are shown in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table below.

On February 24, 2017, the Committee also made a subjective evaluation of the performances of Messrs. Elich, Kramer, Vaughn, and Blotz during 2016.  Its evaluations of Messrs. Kramer, Vaughn, and Blotz were based in part on recommendations by the Company’s CEO.  In light of the significant progress made in remediating the material weaknesses in the Company’s internal controls and positioning the Company for future growth, as well as settlement of the class action litigation brought against the Company and certain of its current and former executive officers described under “Litigation Involving Directors and Officers” above, the Committee determined to award discretionary bonuses to Messrs. Elich, Vaughn, and Blotz in the full target amount for individual performance plus the full target cash incentive amount that had originally been tied to the EBITDA corporate goal for 2016.  In light of the extraordinary efforts by Mr. Kramer with regard to hiring additional accounting staff, overhauling the Company’s internal control over financial reporting, and timely filing reports with the SEC, as well as working with the Company’s new independent auditors, the Committee determined to award Mr. Kramer a discretionary bonus substantially above his target amount.  The Committee also approved a discretionary bonus to Mr. Carley in recognition of his substantial personal commitment to the Company in agreeing to become the Company’s interim Principal Financial and Accounting Officer under trying circumstances and successfully guiding the Company back into compliance with SEC reporting requirements. The actual discretionary bonuses paid in 2016 are shown in the Bonus column in the Summary Compensation Table below.

Long-Term Equity Incentive Compensation

The Committee continued its practice of making annual grants of restricted stock units ("RSUs") to the Company's executive officers, as well as outside directors, each July 1. The Committee believes that RSUs provide a more immediate opportunity to receive an ownership stake in the Company and that the accounting treatment of RSUs more fully reflects the cost to the Company and stockholders of equity compensation than stock options. The RSU grants are intended to serve as a significant incentive aligning the long-term interests of the executive team with the interests of the Company's stockholders.  Mr. Elich was granted 40,000 RSUs and Mr. Blotz and Mr. Vaughn were each granted 15,000 RSUs. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs will vest in four equal annual installments beginning in July 2017.  In addition, Mr. Kramer was awarded 30,000 RSUs effective with his hiring as CFO in August 2016, in part to compensate Mr. Kramer for equity awards that he forfeited upon leaving his prior employer.

In late March 2016, the Committee granted additional equity awards to Messrs. Elich, Vaughn, and Blotz under the 2015 Stock Incentive Plan. The awards were in the form of performance shares, the vesting of which is conditioned on attaining specified target amounts of gross revenues, EBITDA, and net income for the year ending December 31, 2018, with issuance of shares of Common Stock in settlement of the awards based on the market price of the shares on the vesting date. The dollar value of shares to be issued in settlement of the performance share awards if the target levels are achieved is as follows: Mr. Elich, $292,500; Mr. Vaughn, $120,000; and Mr. Blotz, $120,000; with one-third of the performance shares tied to achievement of each of the three financial metrics. In August 2016, Mr. Kramer was granted a performance share award with a target dollar value of $96,000. Target award amounts are subject to upward or downward adjustment by 2.5% for each one percent by which the actual achievement of a given financial metric is above or below the target level, but not less than 80% of the target level or more than 140% of the target level. If achievement is below the 80% level, no part of the target award tied to that financial metric would be paid. At the 80% level, 50% of the target award for the related financial metric would be paid. The maximum payout is 200% of a target award.

Retirement Benefits

Employees, including executive officers, may participate in the Company's 401(k) defined contribution plan. The Company matches each employee's contributions at a rate of 100% on the first 3% of salary deferrals and 50% on the next 2% of salary deferrals, with a maximum Company-paid match of $10,600. All executive officers participated and had contributions to the 401(k) plan matched at the maximum amount.

Change in Control Employment Agreements

The Company has entered into agreements with its executive officers that provide for severance benefits in the event that the officer's employment is terminated by the Company without cause (as defined) or by the officer for good reason (as defined) following a change in control of the Company, as described in greater detail under "Potential Payments upon Certain Terminations Following a Change in Control" below. The Committee approved the agreements with the goal of providing the Company's stockholders with greater assurance of stability within senior management.

Death Benefit Agreements

The Company has also entered into agreements with its executive officers that provide, in the event of the executive officer's death, for the Company to make a lump sum payment to the executive officer's designated beneficiary. These agreements are discussed in more detail under "Potential Payments upon Death or Termination for Disability" below.

Tax Deductibility of Executive Compensation. The Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which limits the deductibility for federal income tax purposes of annual compensation totaling more than $1,000,000 paid to certain executive officers, with exceptions for qualifying performance-based compensation. Stock options granted under a stockholder-approved plan with an exercise price equal to fair market value on the date of grant qualify as performance-based. Starting in 2015, annual cash incentive payouts under the Annual Cash Incentive Award Plan, which are subject to the achievement of objective performance goals, are expected to qualify as performance-based compensation under Section 162(m). However, the portion of annual cash bonuses that the Compensation Committee awards in its discretion based on its subjective determination of each executive officer’s performance do not so qualify.

Similarly, the 2015 Stock Incentive Plan was approved by the stockholders at the 2015 annual meeting, including performance goals that may apply to equity awards designed to qualify as performance based under Section 162(m). As discussed above, the Committee granted performance share awards to the Company's executive officers in March 2016 that are intended to qualify as performance-based compensation under Section 162(m).  RSUs granted by the Committee, which are subject only to time-vesting, do not qualify as performance-based under Section 162(m).

As noted above, the Committee continues to award some executive compensation, in addition to salaries and benefits, that does not meet the Section 162(m) requirements in an effort to assure that our compensation program is competitive with our peers and allows us to continue to attract and retain highly-qualified individuals with the skills and enthusiasm to generate significant value for our stockholders.

Peer Group and Survey Data for Comparison Purposes. During 2013 the Committee engaged Mercer, a nationally-recognized compensation consultant, to provide advice to the Committee regarding the structure and implementation of the Company’s executive compensation program. Among other things, the Committee asked Mercer to analyze whether our compensation programs are reasonable and competitive in the marketplace. In July 2013, following discussions with the Committee, Mercer recommended and the Committee approved a peer group of 15 companies in the human resource and employment services industry and similar companies with a market capitalization ranging from a low of approximately $125,000,000 to a high of approximately $1,100,000,000. Members of the peer group included:

• CDI Corp.	• KForce Inc.
• Exponent Inc.	• Korn/Ferry International
• Franklin Covey Co.	• On Assignment Inc.
• GP Strategies Corp.	• Performant Financial Corp.
• Heidrick & Struggles Inc.	• RPX Corp.
• Hill International Inc.	• Schawk Inc.
• Hudson Global Inc.	• Wageworks Inc.
• Intersections Inc.

The peer group was developed in consultation with Mercer without consideration of individual company compensation practices, and no company was included or excluded from the peer group due to paying above-average or below-average compensation.

Mercer also provided the Committee with an analysis of compensation paid to the Company's executive officers compared to survey data for similarly sized companies in a 2012 report prepared by Mercer and a 2012/2013 survey conducted by another nationally-recognized compensation consulting firm. The survey data presented compensation amounts based on information from a large number of companies across a broad range of industries.

Based on its analysis of the peer group and survey data, Mercer advised, among other things, that the levels of actual and target total direct compensation for the Company's executive officers for 2012 placed Mr. Elich at well below the 25th percentile compared to market, and at or above the 75th percentile for Mr. Vaughn. The Committee believed that Mr. Vaughn's scope of duties and responsibilities is greater than for many of the companies included in the peer group and survey data with respect to the position of chief administrative officer, the comparison position used by Mercer for Mr. Vaughn.

During 2016, the Committee engaged Mercer to provide peer compensation data for the Chief Financial Officer position in light of the executive search to recruit a permanent CFO. The compensation package offered to            Mr. Kramer reflected Mercer’s analysis.  In the fall of 2016, the Committee also engaged Mercer to obtain an updated analysis of executive compensation data for all executive officer positions.  In consultation with the Committee, Mercer added CEB Inc., CBIZ Inc., Huron Consulting Group Inc., ICF International Inc., Mistras Group Inc., Navigant Consulting Inc., Resources Connection Inc., and Volt Info Sciences Inc. to the peer group and removed Exponent Inc., Franklin Covey Co., Hudson Global Inc., Intersections Inc., Performant Financial Corp., RPX Corp., and Schawk Inc.  Based on the survey’s finding that the Company’s base salary levels for all executive officer positions except CFO were only slightly above the 25th percentile for its peer group and that total cash compensation was at the 40th percentile, in November 2016 the Committee approved annual base salary increases for 2017 of approximately 25% for all executive officer positions other than CFO.

Summary Compensation Table

The following table sets forth information regarding compensation received by the persons serving as executive officers of the Company during 2016.

Name and Principal Position	Year	Salary	Bonus(5)	Stock Awards(6)		Stock Options(7)		Non-Equity Incentive Plan Compensation(8)	All Other Compensation(9)	Total Compensation
Michael L. Elich	2016	$650,000	$350,000	$1,592,000		$—		$176,470	$10,600	$2,779,070
President and Chief	2015	650,000	—	778,000		215,200		—	10,600	1,653,800
Executive Officer	2014	650,000	—	978,600		—		—	10,400	1,639,000

Gary E. Kramer(1)	2016	$153,846	$223,844	$1,337,100		$—		$39,391	$19,006	$1,773,187
Chief Financial
Officer

Thomas J. Carley(2)	2016	$152,308	$109,681	$—		$171,024		$—	$35,101	$468,114
Interim Principal
Financial Officer

Gregory R. Vaughn	2016	$400,000	$175,000	$597,000		$—		$88,235	$10,600	$1,270,835
Chief Operating	2015	400,000	75,250	389,000		107,600		228,375	10,600	1,210,825
Officer — Corporate	2014	400,000	—	489,300		—		—	10,400	899,700
Operations

Gerald R. Blotz(3)	2016	$400,000	$175,000	$597,000		$—		$88,235	$10,600	$1,270,835
Chief Operating	2015	400,000	75,250	389,000		107,600		228,375	10,600	1,210,825
Officer — Field	2014	325,000	—	889,277		—		—	10,400	1,224,677
Operations

James D. Miller(4)	2016	$87,500	$—	$—		$—		$—	$4,586	$92,086
Vice President-	2015	325,000	—	389,000	(10)	107,600	(10)	—	11,644	833,244
Finance	2014	325,000	—	489,300	(10)	0	(10)	—	11,295	825,595

(1)	Mr. Kramer became an employee of the Company on August 1, 2016, and was appointed Chief Financial Officer effective August 10, 2016.

(2)	Mr. Carley served as interim Principal Financial and Accounting Officer from March 4, 2016, until August 10, 2016. His employment with the Company ended on August 31, 2016.

(3)	Mr. Blotz was appointed as an executive officer effective May 1, 2014.

(4)	Mr. Miller's employment with the Company was terminated on March 3, 2016.

(5)

The amounts shown represent discretionary cash bonuses awarded by the Compensation Committee. Additional information regarding the Company's annual cash bonus program appears under the subheading "Compensation Discussion and Analysis" above.

(6)

Includes the grant date fair value of RSUs granted to executive officers under the Company's 2015 Stock Incentive Plan (the "2015 Plan") using the closing price of the Common Stock on the grant date. Each RSU represents a contingent right to receive one share of Common Stock.  Additional details regarding the terms of the RSU awards are described below under "Incentive Compensation."

(7)

The amounts shown represent the grant date fair value of employee stock options under the Company's 2015 and 2009 Stock Incentive Plans. The actual value to be received pursuant to the option awards is dependent on the appreciation in our stock price prior to the exercise or expiration of the options. Additional details regarding the terms of outstanding stock options held by the named executive officers are described below under "Incentive Compensation." The fair value of stock option awards as determined under the Black-Scholes option-pricing model was estimated using the following weighted-average assumptions:

	2015	2016
Expected volatility	48.7%	55.2%
Risk free interest rate	1.4%	1.7%
Expected dividend yield	2.9%	2.2%
Expected term	6.3 years	6.2 years
Weighted average fair value per share	$10.76	$17.10

(8)

Amounts shown represent performance-based cash bonuses paid pursuant to the Company's Annual Cash Incentive Award Plan (the "Cash Incentive Plan") during the years shown. Additional information regarding awards under the program appears under the subheadings "Compensation Discussion and Analysis" above and "Incentive Compensation" below.

(9)

Amounts shown for 2016 include $10,600 in employer contributions to the 401(k) plan for Messrs. Elich, Vaughn, and Blotz. Messrs. Kramer and Carley were not eligible for employer contributions in 2016. The amount shown for Mr. Carley represents the cash fees paid for services as an outside director of the Company prior to March 4, 2016, and after August 31, 2016. No executive officer received perquisites or other personal benefits with a total value exceeding $10,000 during the years covered by the table except Mr. Kramer, who was reimbursed a total of $19,006 for his reasonable moving expenses from Pennsylvania and temporary housing expenses.

(10)	All unvested RSUs and unexercised stock options were cancelled effective immediately upon the termination of Mr. Miller's employment in March 2016.

Incentive Compensation

The following table sets forth information regarding awards under the Cash Incentive Plan and the 2015 Plan to the named executive officers during the year ended December 31, 2016.

Grants of Plan-Based Awards for the Year Ended December 31, 2016

		Approval	Estimated potential payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Shares Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Date	Threshold(1)	Target(1)	Maximum(1)	Threshold(2)	Target(2)	Maximum(2)	(#)(3)	Options(4)	Awards(5)	Awards(6)
Michael L. Elich	03/31/2016	—	$210,000	$420,000	$840,000	—	—	—	—	—	—	—
	03/31/2016	—	—	—	—	$146,250	$292,500	$585,000	—	—	—	—
	07/01/2016	06/27/2016	—	—	—	—	—	—	40,000	—	—	$1,592,000

Gary E. Kramer	08/11/2016	—	$43,269	$86,538	$173,076	—	—	—	—	—	—	—
	08/11/2016	08/08/2016	—	—	—	$48,000	$96,000	$192,000	—	—	—	—
	08/11/2016	08/08/2016	—	—	—	—	—	—	30,000	—	—	$1,337,100

Thomas J. Carley	07/01/2016	06/27/2016	—	—	—	—	—	—	—	10,000	$39.80	$171,024

Gregory R. Vaughn	03/31/2016	—	$105,000	$210,000	$420,000	—	—	—	—	—	—	—
	03/31/2016	—	—	—	—	$60,000	$120,000	$240,000	—	—	—	—
	07/01/2016	06/27/2016	—	—	—	—	—	—	15,000	—	—	$597,000

Gerald R. Blotz	03/31/2016	—	$105,000	$210,000	$420,000	—	—	—	—	—	—	—
	03/31/2016	—	—	—	—	$60,000	$120,000	$240,000	—	—	—	—
	07/01/2016	06/27/2016	—	—	—	—	—	—	15,000	—	—	$597,000

(1)

Represents the potential annual non-discretionary cash incentive payouts under the Cash Incentive Plan based on the level of achievement of corporate performance goals as described under "Compensation Discussion and Analysis" above. The target amounts were payable if the overall achievement level was 100%. For each percentage point that achievement of the goal falls above or below the target level in a particular year, the bonus amount attributable to that goal is increased or reduced by 2.5%; provided the maximum bonus is 200% of target and no amounts are payable for achievement below 80% of the target level. Actual cash incentive payments are shown in the Summary Compensation Table above.

(2)

Represents the potential dollar value of performance share awards approved under the 2015 Plan, all or a portion of which will vest on the date that the Compensation Committee determines the level of attainment of specified performance goals for the year ending December 31, 2018, as described under "Compensation Discussion and Analysis" above. Upon vesting, the performance shares will be settled in shares of Common Stock with a value equal to the vested dollar amount based on the stock price on the vesting date. The performance share awards are tied to target levels of gross revenues, EBITDA, and net income, weighted equally. Target award amounts are subject to upward or downward adjustment by 2.5% for each 1% by which the actual achievement of a given financial metric is above or below the target level, but not less than 80% or more than 140% of the target level.  If achievement is below the 80% level, no part of the target award tied to that financial metric is paid.

(3)

Reflects the grant of RSUs under the 2015 Plan. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments beginning on the one-year anniversary of the grant date, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control of the Company or a participant's death or termination of employment by reason of disability.

(4)

Reflects a stock option granted under the 2015 Plan that vests in four equal annual installments beginning on the one-year anniversary of the grant date and expires 10 years after the date of grant.  Vesting of the stock option would accelerate upon a change in control of the Company or a participant's death or termination of employment or service by reason of disability or retirement.

(5)	The exercise price is equal to the closing sale price of our Common Stock on the grant date.

(6)

The amounts shown represent the grant date fair value of (a) RSUs based on the closing sale price of the Common Stock on the respective grant date and (b) stock options based on the Black Scholes option-pricing model, calculated in accordance with ASC Topic 718. Assumptions used in calculating grant date fair value for stock options are described above in note 7 to the Summary Compensation Table.

Stock Vested During 2016

The following table provides information regarding vesting of RSUs during 2016 with respect to our named executive officers.  No options were exercised by our executive officers during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael L. Elich	18,750	$744,188
Gary E. Kramer	—	—
Thomas J. Carley	—	—
Gregory R. Vaughn	10,000	396,625
Gerald R. Blotz	6,939	282,862
James D. Miller	—	—

The table below provides information regarding outstanding stock options and RSUs held by the named executive officers at the end of 2016.

Outstanding Equity Awards at December 31, 2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable(#)	Number of Securities Underlying Unexercised Options: Unexercisable(#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(11)
Michael L. Elich	46,875	28,125	(2)	$16.53	4/06/2021	5,000	(5)	$320,500
	10,000	—		$13.38	3/04/2020	10,000	(6)	$641,000
	5,000	15,000	(3)	$29.99	2/01/2025	15,000	(7)	$961,500
	—	—		—	—	40,000	(8)	$2,564,000

Gary E. Kramer	—	—		—	—	30,000	(9)	$1,923,000

Thomas J. Carley	—	10,000	(4)	$39.80	7/01/2026	—		—

Gregory R. Vaughn	31,250	18,750	(2)	$16.53	4/06/2021	2,500	(5)	$160,250
	10,000	—		$13.38	3/04/2020	5,000	(6)	$320,500
	20,000	—		$11.08	1/16/2019	7,500	(7)	$480,750
	2,500	7,500	(3)	$29.99	2/01/2025	15,000	(8)	$961,500

Gerald R. Blotz	1,250	—		$13.75	4/12/2020	3,878	(10)	$248,580
	3,750	—		$15.03	4/13/2021	5,000	(6)	$320,500
	3,750	—		$17.55	3/07/2022	7,500	(7)	$480,750
	2,500	7,500	(3)	$29.99	2/01/2025	15,000	(8)	$961,500

(1)	All awards previously held by James D. Miller were cancelled upon the termination of his employment in March 2016.

(2)	The options vest in three equal annual installments beginning on April 6, 2017.

(3)	The options vest in three equal annual installments beginning on February 2, 2017.

(4)	The options vest in four equal annual installments beginning on July 1, 2017.

(5)	The unvested RSUs vest on July 1, 2017.

(6)	The unvested RSUs vest in two equal installments on July 1, 2017, and 2018.

(7)	The unvested RSUs vest in three equal annual installments beginning July 1, 2017.

(8)	The unvested RSUs vest in four equal annual installments beginning on July 1, 2018.

(9)	The unvested RSUs vest in four equal annual installments beginning on August 11, 2017.

(10)	The unvested RSUs vest in two equal installments on May 2, 2017, and 2018.

(11)	Based on the $64.10 closing sale price per share of the Company's Common Stock on the last trading day of 2016.

Potential Payments upon Certain Terminations Following a Change in Control

The Company has entered into Change in Control Employment Agreements (the "CIC Agreements") with Messrs. Elich, Vaughn, Blotz and Kramer. The Compensation Committee has authorized the Company to enter into a CIC Agreement with Ms. Gould. A similar agreement with Mr. Miller terminated upon the termination of his employment in March 2016. The CIC Agreements provide for compensation in the form of a severance payment in the event that the executive officer's employment is terminated following a change in control of the Company.

Under the CIC Agreements, if employment is terminated by the Company (other than for cause, death or disability), or by the executive for good reason, within 12 months following a change in control, the executive will be entitled to receive an amount equal to three times the sum of (x) his or her annual base salary plus (y) target annual cash bonus, in a lump sum within 30 days after termination. If payment of these benefits would result in an "excess parachute payment" as defined in Code Section 280G, such payments shall be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Code Section 4999.

Brief summaries of the definitions of certain terms used in the CIC Agreements are set forth below.

"Change in control" means:

•	The acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s outstanding voting securities;
•	A change in the composition of the Board during any 12-month period such that the incumbent directors cease to constitute at least a majority of the Board, with certain exceptions;
•	Completion of a consolidation, merger, or sale, lease, exchange, or other transfer of substantially all the assets of the Company, with certain exceptions; or
•	Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

"Cause" means:

•	The willful failure to comply with any of the Company’s material and lawful policies or standards, subject to certain notice requirements;
•	The material breach of the confidentiality provisions of the agreement;
•	The willful and material failure to perform the duties of the officer’s position, subject to certain notice requirements;
•	Embezzlement, theft, larceny, fraud, or other material acts of dishonesty; or
•	Conviction of or entry of a plea of guilty or nolo contendere to a felony.

"Good reason," for purposes of an executive’s termination of his or her employment with the Company following a change in control, means:

•	The executive experiences a material adverse change in his or her authority, duties, or responsibilities;
•

A material change in the executive’s supervisor, including reporting to a successor board of directors of which fewer than half of the members were directors of the Company immediately prior to the change in control or, for Messrs. Blotz and Vaughn, if Mr. Elich ceases to be Chief Executive Officer for reasons other than cause, death or disability;

•	The executive’s base compensation (salary or target annual cash bonus) is reduced;
•	The executive is transferred to a location more than 50 miles from the present location;
•	The successor company does not agree to perform under the agreement; or
•	The Company does not comply with the material terms of the agreement.

All outstanding stock options and RSUs held by the executives will also become exercisable in full following a change in control of the Company, whether or not the executive’s employment is terminated.

Each of our executives has entered into a separate non-competition agreement under which he or she has agreed not to become an owner, stockholder, partner, officer, or employee of a business that is engaged in or competes with the Company in any geographic area in which the Company has done business during the three months preceding termination of employment, and not to solicit the Company's customers or employees, for a period of 18 months after the executive is no longer employed by the Company.

The following table shows potential pay-outs under the CIC Agreements as of December 31, 2016, assuming that employment was terminated following a change in control of the Company, either by the Company for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on that date. The table also shows the value of outstanding employee stock options and RSUs that were not vested on December 31, 2016, but would become exercisable in full upon a change in control of the Company, whether or not the executive’s employment is terminated.

Name	Lump Sum Cash Severance Payment(1)	Value of Unvested Stock Options and RSUs(2)	Total
Michael L. Elich	$2,209,228	$6,336,556	$8,545,784
Gary E. Kramer	$647,964	$1,923,000	$2,570,964
Gregory R. Vaughn	$1,313,901	$3,070,763	$4,384,664
Gerald R. Blotz	$1,179,231	$2,267,155	$3,446,386

(1)

Equal to three times the sum of the executive's annual base salary level at December 31, 2016, and the target cash incentive bonus for 2016, reduced to the extent necessary to avoid imposition of the excise tax imposed under Code Section 4999 on excess parachute payments as defined in Code Section 280G. The amounts shown reflect elimination of the cash severance due to these reductions as follows: Mr. Elich $1,420,772; Mr. Kramer, $898,189; Mr. Vaughn, $726,099; and Mr. Blotz, $860,769.

(2)

Reflects the market value of unvested RSUs plus the difference (the "spread") between the closing sale price of the Common Stock on The Nasdaq Stock Market on the last trading day of 2016, $64.10 per share, and the per share exercise price for unvested options. See "Outstanding Equity Awards at December 31, 2016" above for additional information.

Potential Payments upon Death or Termination for Disability

The Company has entered into Death Benefit Agreements with Messrs. Elich, Vaughn, Blotz, and Kramer. Under each agreement, the Company will make a lump sum payment to the executive officer’s designated beneficiary within 60 days after the date of death. Benefit payments for Mr. Elich would be $1,300,000, and for the other executive officers would be $800,000. The benefit would be forfeited upon an executive officer’s termination of employment with the Company for any reason other than death. The Compensation Committee has authorized the Company to enter into a similar agreement with Ms. Gould.

A death benefit will be payable solely out of the general assets of the Company, which may include funds received from life insurance policies on the executive officers put in place by the Company. No death benefit will be payable under an agreement if the executive officer’s death occurs under circumstances causing the policy amount not to be paid in full.

In addition to the Death Benefit Agreements, all RSUs and stock options that are unvested at an executive officer's death or termination of employment by reason of disability will immediately vest in full. The value of unvested RSUs and stock options held by the named executive officers at December 31, 2016, is shown above under the subheading "Potential Payments upon Certain Terminations Following a Change in Control."

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers. The Compensation Committee has reviewed the section headed "Compensation Discussion and Analysis" and has discussed its contents with members of the Company's management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the section headed "Compensation Discussion and Analysis" be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and the Company's proxy statement on Schedule 14A.

Submitted by the Compensation Committee of the Board of Directors:

James B. Hicks, Ph.D., Chair
Thomas B. Cusick
Jon L. Justesen

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

Under the charter of the Audit Committee, the committee must determine whether or not to approve any transaction between the Company and a director, officer or stockholder that, if it did occur, would be required to be disclosed in the Company's proxy statement. There are no written procedures regarding review or approval of any such transactions, and no specific standards are employed by the Audit Committee in determining whether or not to approve a particular transaction.

Indemnification of Directors and Officers

Various claims were asserted against the Company and certain of its officers and directors arising out of declines in the price of our Common Stock in 2014 and 2016. Under Maryland law, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation shall be indemnified by the corporation against reasonable expenses incurred in connection with the proceeding if the person is successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, a corporation is permitted to indemnify such persons against liability incurred in a proceeding, with certain exceptions, including liabilities resulting from conduct committed in bad faith or active and deliberate dishonesty or resulting in actual receipt of an improper personal benefit in money, property, or services. As authorized by Maryland law, our charter provides that the Company shall indemnify each of its officers and directors to the fullest extent legally permissible against all liabilities, losses, judgments, penalties, fines, settlements, and reasonable expenses (including attorney fees) incurred or suffered by any such person by reason of or arising from the fact that such person is or was an officer or director. We have also entered into indemnification agreements with each of our directors, as well as our former Chief Financial Officer and our Chief Operating Officer – Corporate Operations.

The Company also maintains directors' and officers' liability insurance under which our directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities, including civil liabilities under the Securities Act of 1933. Our primary-layer insurance carrier for the policy year 2014-2015 treated the claims described above and under "Litigation Involving Directors and Officers" above as related and agreed to pay some defense costs, subject to the applicable self-insured retention. As the legal representation of our directors other than Michael Elich is currently combined with the legal representation of the Company, we have not advanced or reimbursed expenses of any of our individual directors other than Michael Elich under our indemnification obligations to date. During 2016, the Company advanced amounts covered by invoices received from separate counsel for Messrs. Elich and Vaughn, as well as James D. Miller, our former Chief Financial Officer, as follows: Mr. Elich, $498,000; Mr. Vaughn, $83,000; and Mr. Miller, $868,000. Our primary insurance carrier reimbursed us for a portion of the legal fees paid to separate counsel for these individuals.

MATTERS RELATING TO OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Deloitte & Touche LLP ("Deloitte") was the Company's independent registered public accounting firm with respect to its audited financial statements for the year ended December 31, 2016. The Company expects representatives of Deloitte to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

On June 3, 2016, at the direction of the Audit Committee, the Company issued a request for proposal for audit services for the second half of the 2016 fiscal year (the "RFP") to a number of independent registered public accounting firms, including the Company's then current independent registered public accounting firm, Moss Adams LLP. On July 27, 2016, Moss Adams notified the Company in writing that Moss Adams had decided not to participate in the RFP process and therefore declined to stand for re-appointment as the Company's independent registered public accounting firm. The Company's engagement of Moss Adams ended following the filing of the Company's report on Form 10-Q for the quarter ended June 30, 2016.

During the years ended December 31, 2014 and December 31, 2015, as well as the subsequent interim period through July 27, 2016, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K), between the Company and Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moss Adams, would have caused Moss Adams to make reference to the subject matter of the disagreements in connection with its reports.

On September 16, 2016, the Company appointed Deloitte as the Company's new principal independent registered public accounting firm. The Audit Committee directed the engagement process and made the final decision to engage Deloitte.

Fees Paid to Principal Independent Registered Public Accounting Firms

The following fees were billed by Moss Adams LLP for professional services rendered to the Company in fiscal 2015 and 2016:

	2015	2016
Audit Fees(1)	$1,212,000	$241,000
Audit-Related Fees(2)	$50,000	—
Tax Fees(3)	$500	$500
All Other Fees	—	—

(1)

With respect to 2015, consists of fees for professional services for the audit of the Company's annual financial statements for 2015 and for review of financial statements included in quarterly reports on Form 10-Q filed during 2015. With respect to 2016, consists of fees for professional services for review of financial statements included in quarterly reports on Form 10-Q for the quarters ended March 31, 2016, and June 30, 2016, and for reissuing its report on the Company's financial statements for the two years in the period ended December 31, 2015.

(2)	Refers to subsidiary audit services that are reasonably related to the audit or review of the Company's financial statements and that are not included in audit fees.

(3)

Consists primarily of tax consulting services related to analysis of certain expense deductions and non-business income exclusions from taxable income in various states in which the Company conducts its business.

The following fees were billed by Deloitte for professional services rendered to the Company in fiscal 2016.

2016
Audit Fees(1)	$2,790,000
Audit-Related Fees(2)	$2,000
Tax Fees	—
All Other Fees	—

(1)

Consists of fees for professional services for the audit of the Company and its subsidiaries’ annual financial statements for 2016 and for review of financial statements included in the quarterly report on Form 10-Q for the quarter ended September 30, 2016.

(2)	Consists of fees for US GAAP accounting research tools.

Pre-Approval Policy

The Company has adopted a policy requiring pre-approval by the Audit Committee of all fees and services of the Company's independent registered public accounting firm (the "independent auditors"), including all audit, audit-related, tax, and other legally permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee jointly by the independent auditors and the Company's Chief Financial Officer, together with a statement from the independent auditors that such services are consistent with the SEC's rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services. The maximum term of any pre-approval is 12 months. Additional pre-approval is required for services not included in the pre-approved categories and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the fees described above.

Audit Committee Report

In discharging its responsibilities, the Audit Committee and its individual members met with management and with the Company's independent auditors, Deloitte, to review the audit process and the Company's accounting functions and to review and discuss the Company's audited financial statements for the year ended December 31, 2016. In addition, the Audit Committee discussed various matters with Deloitte related to the Company's consolidated financial statements, including critical accounting policies and practices, and the Company's internal control over financial reporting. The Audit Committee also received the written disclosures and the letter from Deloitte required by Rule 3526, "Communication with Audit Committees Concerning Independence," issued by the Public Company Accounting Oversight Board, and has discussed with Deloitte its independence from the Company and management and any matters that may affect their objectivity and independence.

Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by the Audit and Compliance Committee of the Board of Directors:

Anthony Meeker, Chair
Thomas B. Cusick
James B. Hicks, Ph.D.
Roger L. Johnson

ITEM 4 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2017. Although the selection of independent auditors is not required to be submitted to a stockholder vote by the Company's charter documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholders do not approve the selection of Deloitte, the Audit Committee will reconsider its selection.

Provided that a quorum is present, the selection of Deloitte as the Company's independent auditors will be ratified if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote FOR ratification of the selection of Deloitte as the Company's independent registered public accounting firm for 2017.

OTHER MATTERS

Management knows of no matters to be brought before the Annual Meeting other than the election of directors, the advisory votes to approve our executive compensation and the frequency of future advisory votes on executive compensation, and ratification of the selection of independent auditors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted by e-mail to bod@bbsihq.com. All directors have access to this e-mail address. Communications to individual directors or committees should be sent to the attention of the intended recipient. The chair of the Audit Committee will be primarily responsible for monitoring e-mails to the Board (or its members or committees) and for forwarding messages as appropriate.

Stockholder communications sent by regular mail to the attention of the Board (or to individual directors or committees) will be forwarded as the chair of the Audit Committee deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board's (or such other intended recipient's) responsibilities or are otherwise inappropriate or frivolous.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2018

Stockholder proposals submitted for inclusion in the Company's proxy materials for the annual meeting of stockholders to be held in 2018 (the "2018 annual meeting") must be received by the Company by January 2, 2018. Any such proposal should comply with the SEC's rules governing stockholder proposals submitted for inclusion in proxy materials. Proposals should be addressed to Corporate Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662.

Notice of any stockholder proposal that is intended to be presented directly at the 2018 annual meeting of stockholders but not included in the Company's proxy materials, as well as any nominations of persons for election as a director to be presented by a stockholder at the 2018 annual meeting, must be submitted in accordance with the notice procedures specified in Section 1.11 of the Company's Bylaws and received at the Company's principal executive offices at the address listed above no earlier than January 1, 2018, and no later than February 1, 2018.

MAY 1, 2017	BARRETT BUSINESS SERVICES, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X BARRETT BUSINESS SERVICES, INC. 02LHQA 1 U P X Annual Meeting Proxy Card. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Items 2 and 4. The Board of Directors recommends that you vote 1 Year For Against Abstain on the following proposal: 2. Advisory vote to approve executive compensation. 4. Ratification of selection of Deloitte and Touche LLP as our independent registered public accounting firm for 2017. B Non-Voting Items C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Change of Address — Please print new address below. Comments — Please print your comments below. IMPORTANT ANNUAL MEETING INFORMATION 01 - Thomas J. Carley 04 - Thomas B. Cusick 02 - Michael L. Elich 05 - Jon L. Justesen 03 - James B. Hicks, Ph.D. 06 - Anthony Meeker 1. To elect seven directors to a one-year term. For Against Abstain For Against Abstain 07 - Vincent P. Price For Against Abstain 1 Year 2 Years 3 Years Abstain 3. Advisory vote on the frequency of holding future advisory votes to approval executive compensation. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 31, 2017. Vote by Internet Go to www.investorvote.com/BBSI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message.

Proxy — BARRETT BUSINESS SERVICES, INC. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2016 Annual Report to Stockholders are available at: http://BarrettBusinessServices.investorroom.com Annual Meeting of Stockholders — June 1, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Michael L. Elich and Jon L. Justesen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of Barrett Business Services, Inc., which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on Thursday, June 1, 2017, at 2:00 p.m., or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE 2017 NOTICE OF ANNUAL MEETING AND ACCOMPANYING PROXY STATEMENT AND 2016 ANNUAL REPORT TO STOCKHOLDERS AND REVOKES ALL PRIOR PROXIES FOR SAID MEETING. This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no directions are indicated, the proxies will vote FOR all of the nominees listed on Proposal 1, FOR Proposals 2 and 4, and 1 YEAR on Proposal 3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. (Continued and to be marked, dated and signed, on the other side) IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.